April 25, 1997




Citicorp
399 Park Avenue
New York, New York  10043

Ladies and Gentlemen:

This opinion is provided to you by the undersigned, as an Associate General Counsel of Citibank, N.A. I have acted as counsel to Citicorp in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Citicorp with the Securities and Exchange Commission on the date hereof for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), an aggregate of 30,423,022 shares of Common Stock, par value $1.00 per share (the "Common Stock") of Citicorp, including shares previously registered under Citicorp's Registration Statement on Form S-8, File No. 33-52601, to be issued pursuant to the Citicorp 1997 Stock Incentive Plan (the "Plan"). In connection therewith I have examined such corporate records, certificates and other documents and reviewed such questions of law as I have considered necessary or appropriate for the purpose of this opinion.

On the basis of such examination and review, I advise you that, in my opinion, when the Registration Statement has become effective under the Act and the shares of Common Stock have been duly issued and sold in the manner contemplated by the Registration Statement and the Plan, such shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Stephen E. Dietz